Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-       ) and related Prospectus of KEMET Corporation for the registration of 8,416,814 shares of its common stock and to the incorporation by reference therein of our reports dated June 1, 2017, with respect to the consolidated financial statements and schedules of KEMET Corporation, and the effectiveness of internal control over financial reporting of KEMET Corporation, included in its Annual Report (Form 10-K) for the year ended March 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Greenville, South Carolina
July 20, 2017